UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Southeastern Bank Financial Corporation

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SOUTHEASTERN BANK FINANCIAL CORPORATION
3530 Wheeler Road
Augusta, Georgia 30909
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS`
To be held on April 28, 2010
TO THE SHAREHOLDERS OF SOUTHEASTERN BANK FINANCIAL CORPORATION:
You are hereby notified that the 2010 Annual Meeting of Shareholders (the “Annual Meeting”) of Southeastern Bank Financial Corporation, a Georgia corporation (the “Company”), will be held at the Cotton Exchange Office of the Company located at 32 Eighth Street, Augusta, Georgia on April 28, 2010, at 4:00 p.m., Eastern time for the following purposes:
1.	To elect 11 directors to serve for a term ending on the date of the 2011 Annual Meeting of Shareholders or until their respective successors shall have been elected and qualified; and

2.	To transact such other business as may properly come before the Annual Meeting or an adjournment thereof.
Information relating to the Annual Meeting and the proposals described above is set forth in the attached Proxy Statement. Shareholders of record at the close of business on March 17, 2010 are the only shareholders entitled to notice of and to vote at the Annual Meeting.

By Order of the Board of Directors,

Ronald L. Thigpen
Assistant Corporate Secretary
Augusta, Georgia
March 30, 2009
You are urged to execute and return the enclosed proxy promptly in the enclosed self-addressed envelope. In the event you decide to attend the meeting, you may, if you desire, revoke the proxy and vote the shares in person. Your Board recommends that you vote in favor of the director nominees listed in the enclosed proxy statement.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2010 ANNUAL MEETING
The proxy statement for the 2010 Annual Meeting of Shareholders and our 2009 Summary Annual Report to Shareholders and Annual Report on Form 10-K for the year ended December 31, 2009 are available at www.proxydocs.com/sbfc.

SOUTHEASTERN BANK FINANCIAL CORPORATION
3530 Wheeler Road
Augusta, Georgia 30909
PROXY STATEMENT
FOR
ANNUAL MEETING OF SHAREHOLDERS
To be Held on April 28, 2010
This Proxy Statement is furnished in connection with the solicitation of proxies for use at the Annual Meeting of Shareholders (the “Meeting”) of Southeastern Bank Financial Corporation (the “Company”) to be held on April 28, 2010, at 4:00 p.m., Eastern Time and at any adjournment thereof, for the purposes set forth in this Proxy Statement. The accompanying proxy is solicited by the Board of Directors of the Company. The Meeting will be held at the Cotton Exchange Office of the Company located at 32 Eighth Street, Augusta, Georgia, 30901. This Proxy Statement and the accompanying Form of Proxy were first mailed to shareholders on or about March 30, 2010. The Company’s 2009 Summary Annual Report to Shareholders and Annual Report on Form 10-K for the fiscal year ended December 31, 2009 accompany this Proxy Statement.
VOTING AND REVOCABILITY OF PROXY APPOINTMENTS
The Company has fixed March 17, 2010, as the record date (the “Record Date”) for determining the shareholders entitled to notice of and to vote at the Meeting. The Company’s only outstanding class of stock is its Common Stock. At the close of business on the Record Date, there were outstanding and entitled to vote approximately 6,673,352 shares of Common Stock held by approximately 572 shareholders of record and approximately 443 beneficial owners, with each share being entitled to one vote. There are no cumulative voting rights.
The approval of each proposal set forth in this Proxy Statement requires that a quorum be present at the Meeting. Shares representing a majority of the votes entitled to be cast at the Meeting will constitute a quorum. In determining whether a quorum exists at the Meeting for purposes of all matters to be voted on, all votes “for” or “against,” as well as all abstentions (including votes to withhold in certain cases) and any broker non-votes (described below), will be counted.
Directors are elected by a plurality of the votes cast by the holders of the Common Stock at a meeting at which a quorum is present. A “plurality” means that the individuals who receive the largest number of votes cast are elected as directors up to the maximum number of directors to be chosen at the meeting. Consequently, any shares not voted (whether by abstention or otherwise) have no impact on the election of directors except to the extent that the failure to vote for an individual results in another individual receiving a larger number of votes for the same seat on the Board.
Any other proposal that is properly brought before the Meeting generally requires approval by the holders of a majority of the shares of Common Stock entitled to vote at the Meeting. Brokers who hold shares in “street name” for beneficial owners do not have discretion to vote on the election of directors or other non-discretionary proposals. Votes that are represented at the meeting but are not cast on such proposals because directions have not been received from the beneficial owner of the shares are called “broker non-votes.” Both abstentions and broker non-votes will effectively constitute votes against such proposals for purposes of determining whether such proposal has received sufficient votes for approval.
All proxies will be voted in accordance with the instructions contained in the proxies. If no choice is specified, proxies will be voted “FOR” the election to the Board of Directors of all nominees listed below under “ELECTION OF DIRECTORS” and in the discretion of the persons appointed as proxies with respect to any other matter that may properly come before the Meeting. Any shareholder may revoke a proxy given pursuant to this solicitation prior to the Meeting by delivering an instrument revoking it, by delivering a duly executed proxy bearing a later date to the Company, or by attending the Meeting and voting in person. All written notices of revocation or other communications with respect to revocation of proxies should be addressed as follows: Southeastern Bank Financial Corporation, 3530 Wheeler Road, Augusta, Georgia, 30909, Attention: Ronald L. Thigpen, Executive Vice President.

The costs of preparing, assembling and mailing the proxy materials and of reimbursing brokers, nominees, and fiduciaries for the out-of-pocket and clerical expenses of transmitting copies of the proxy materials to the beneficial owners of shares held of record will be borne by the Company. Certain officers and employees of the Company or its subsidiaries, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain proxies in addition to this solicitation by mail. The Company expects to reimburse brokers, banks, custodians, and other nominees for their reasonable out-of-pocket expenses in handling proxy materials for beneficial owners of the Common Stock held in their names.
PROPOSAL I
ELECTION OF DIRECTORS
The Bylaws of the Company provide that the Board of Directors shall consist of not less than 5 nor more than 25 directors, with the exact number to be determined by the Board of Directors, each having a term of office of one year and continuing thereafter until his or her successor has been elected and has qualified. The Board has established 11 as the number of persons to constitute the Board of Directors for the coming year, and has nominated the following persons to serve for one year and until their successors are elected and qualified:

		Position with	Position(s) with
Name	Age	the Company	the Bank and Thrift (1)

William J. Badger	59	Director	Director of the Bank

R. Daniel Blanton	59	President, Chief Executive Officer and Director	President, Chief Executive Officer and Director of the Bank and of the Thrift

W. Marshall Brown	62	Director

Patrick D. Cunning	61	Director	Chairman of the Board of the Thrift

Warren A. Daniel	61	Director	Director of the Bank

Edward G. Meybohm	66	Vice Chairman	Chairman of the Board of the Bank

Robert W. Pollard, Jr.	59	Chairman of the Board	Vice Chairman of the Bank

Larry S. Prather, Sr.	70	Director	Director

Randolph R. Smith, M.D.	65	Secretary and Director	Secretary and Director of the Bank

Ronald L. Thigpen	58	Executive Vice President, Chief Operating Officer and Director	Executive Vice President, Chief Operating Officer and Director of the Bank and Thrift

John W. Trulock, Jr.	63	Director	Director of the Bank

(1)	Georgia Bank & Trust Company of Augusta, the Company’s commercial banking subsidiary (the “Bank”) and Southern Bank & Trust (the “Thrift”).

Each of the nominees is currently a director of the Company, and has been nominated by the Board to serve for an additional term. When properly executed and returned, the enclosed Form of Proxy will be voted as specified thereon. If any nominee is unable or fails to accept nomination or election (which is not anticipated), the persons named in the proxy as proxies, unless specifically instructed otherwise in the proxy, will vote for the election in his or her stead of such other person as the Company’s existing Board of Directors may recommend.
The board of directors recommends a vote “FOR” the election of the 11 nominees named above.
DIRECTORS AND EXECUTIVE OFFICERS
No director or executive officer of the Company is related to any other director or executive officer, except that Robert W. Pollard, Jr., Chairman of the Board, is the brother-in-law of R. Daniel Blanton, President and Chief Executive Officer. No director or executive officer currently serves as an officer or director of any financial institution other than the Company, the Bank or the Thrift.
All directors will serve until the next annual meeting of the shareholders of the Company or until their successors are elected and have qualified. Officers of the Company and its subsidiaries serve at the pleasure of their respective Boards of Directors.
The following additional information has been supplied by the directors, director nominees and executive officers listed below.
Director Qualifications—General
In nominating the following directors, the Board considers that all the nominees have certain skills and character traits that are appropriate for the Company. These include, but are not limited to, the proper temperament for Board duties and responsibilities, collegiality, good judgment, leadership skills, integrity, current and past business experience, experience and knowledge of the Company and the banking industry generally and a commitment to the long-term best interests of the shareholders. Additionally, as specifically addressed individually below, each of our directors has a history of service as a director of the Company, the Bank, or the Thrift, which provides valuable continuity and experience with our business. They collectively possess significant experience in a variety of fields and have strong records of civic leadership and involvement that have increased the Company’s profile in the communities it serves. See “Director Nominations and Shareholder Communications” for a summary of the skills and character traits that the Board considers in the director nomination process.
Directors
William J. Badger (59) has been a director of the Company and Bank since the organization of each (February 1992 and November 1988, respectively) and serves as Chairman of the Bank’s Director Loan Committee and is a member of the Executive Committee, Audit Committee and the Compensation Committee. He has been the President of Howard Lumber Company, a dealer in building materials and supplies, since 1978. He has also served as President of Augusta Sash and Door Sales of Georgia, Inc., a manufacturer of windows, doors, and millwork, since 2000. Mr. Badger received his Bachelor of Business Administration degree from the University of Georgia in 1972. He is Chairman of the Board of The Construction Suppliers Association of Georgia and Alabama. Mr. Badger is a trustee of the Academy of Richmond County and is active in other civic and business organizations. His length and continuity of service as a director of the Company and the Bank, coupled with his experience in leading and managing a community-based business through a variety of economic cycles and challenges, particularly qualify Mr. Badger for service on our Board.

R. Daniel Blanton (59) has been President and Chief Executive Officer of the Company and the Bank since October 1997.  He has been a Director of the Company since it was formed in 1992 and has been a Director of the Bank since June 1990.  He has been a Director of the Thrift since its organization in August 2006.  He serves a member of the Executive Committee. Prior to his current position, he held the title of Executive Vice President and Senior Lending Officer of the Bank and was named Chief Operating Officer of the Company and the Bank in November 1995.  Mr. Blanton was Vice President of The Bank of Columbia County in Martinez, Georgia from 1987 to 1988.  From 1986 to 1987, he was self-employed as a real estate developer.   From 1976 to 1986, Mr. Blanton served as Senior Vice President and Senior Lending Officer of Georgia State Bank in Martinez, Georgia.  A graduate of Georgia Military College, Mr. Blanton received his Bachelor of Science Degree from Clemson University in 1973 and received further training at the Georgia Banking School in 1982.  He graduated from the Graduate School of Banking of the South at Louisiana State University in 1985.   Mr. Blanton serves on the Board of the Augusta State University Foundation.  In 2004-2005, Mr. Blanton served as Chairman of Georgia Bankers Association and currently serves on GBA’s BankPac Board. He also serves as immediate Past-Chairman of the American Bankers Association – Community Bankers Council and is a member of the Council’s Administrative Committee as well as the Government Relations Council. He currently serves as Chairman of the American Bankers Association Community Bank Solutions Task Force. He also serves on the FDIC’s Advisory Committee on Community Banking. Mr. Blanton’s extensive banking experience, particularly with the Company and the Bank,; the growth and financial performance of the Company during his tenure; and his industry leadership and national exposure, particularly qualify him for service on our Board.
W. Marshall Brown (62) has been a director of the Company since April 2008 and was previously a director of the Bank from 1998 until 2008. He serves as a member of the Audit and Compensation Committees He is a Divisional Vice President with Stifel Financial and previously served in that capacity with UBS Financial Services and its predecessors since 1998. Prior to 1997, he was Executive Vice President and Regional Executive with Bank of America and its predecessor company, C & S National Bank. Mr. Brown received a Bachelor of Business Administration degree from Francis Marion University in 1972 and was recognized as the business school’s Outstanding Alumnus in 1991. Mr. Brown serves on The Board of the Tuttle Newton Home, The Hale Foundation, and The Augusta Technical College Foundation. He is past chairman of the Augusta Metro Chamber of Commerce and previously served on the board of The Georgia Department of Industry, Trade, and Tourism. Mr. Brown’s financial and capital markets experience, coupled with his community leadership and advocacy, particularly qualify him for service on our Board.
Patrick D. Cunning (61) has been a director of the Thrift since October 2006 and a director of the Company since April 2008. In July 2007, he was elected Chairman of the Board of the Thrift. He serves as a member of the Audit and Compensation Committees for the Company and the Director Loan Committee for the Thrift. Mr. Cunning has been Chief Executive Officer of Sidewood Development Company, a residential and commercial real estate development and brokerage company, since August 2005. From 1998 to 2006, Mr. Cunning served as Executive Vice President and Senior Lender for South Carolina Central Region for Regions Bank. Prior to 1998, Mr. Cunning was Executive Vice President for Palmetto Federal Savings Bank in Aiken, South Carolina. Mr. Cunning received his Bachelors of Science degree in Business Administration from University of South Carolina in 1970. His South Carolina background, real estate experience and past bank and thrift employment particularly qualify him for service on our Board.
Warren A. Daniel (61) became a director of the Company with its formation in 1992 and has been a director of the Bank since July 1990. He serves as Chairman of the Compensation Committee, a member of the Executive Committee and as a member of the Bank’s Director Loan and ALCO/Investment Committees. Mr. Daniel has been a Financial Representative for Northwestern Mutual Financial Network since 1978. He is also President of Group & Benefits Consultants, Inc. Prior to 1978, Mr. Daniel was a Loan Officer with SunTrust Bank in Augusta. He is a graduate of Richmond Academy in Augusta and received his Bachelor of Business Administration degree from the University of Georgia in 1970. Mr. Daniel’s professional designations include Chartered Life Underwriter and Chartered Financial Consultant. He currently serves as a Director of Howard Lumber and is past Chairman of the Augusta Metro Chamber of Commerce and is active in other civic and business organizations. His length and continuity of service as a director, knowledge and experience in the areas of executive compensation and benefits, and background in banking and lending, particularly qualify him for service on our Board.

Edward G. Meybohm (66) has served as Vice Chairman of the Company’s Board of Directors since its formation in 1992 and is the Chairman of the Bank’s Board of Directors and the Bank Board Asset/Liability and Investment Committee. He also serves on the Company’s Executive Committee, Compensation Committee and the Banks Director Loan Committee. Mr. Meybohm was an organizing director of the Bank in 1988. He has been the President of Meybohm Realty, Inc., a real estate brokerage firm, since 1977. Meybohm Realty, Inc is the largest residential real estate company in the Augusta, Georgia marker. Prior to 1977, Mr. Meybohm worked at Southern Finance Corporation, where he was first employed in 1970. Mr. Meybohm, a native of Harlem, Georgia, received his Bachelor of Science degree in Education from Georgia Southern University in 1964. He served as a member of the Board of Directors of Georgia State Bank, Martinez, Georgia, from November 1983 through December 1985, when Georgia State Bank was acquired by Georgia Railroad Bank, the predecessor to First Union National Bank (now Wachovia Bank). Thereafter, Mr. Meybohm continued to serve on the Columbia County Advisory Board of Georgia Railroad Bank and its successor, First Union National Bank of Georgia, until his resignation in June 1988. Mr. Meybohm is past President of the Georgia Association of Realtors, a past Chairman of the Augusta Metro Chamber of Commerce, a past member of the Georgia State Board of Education, and active in other civic and business organizations. His length and continuity of service as a director, real estate experience, long-term knowledge of the communities served by the Bank, and prior bank board experience particularly qualify him for service on our Board.
Robert W. Pollard, Jr. (59) has been a director of the Company and the Bank since August 1994. In April 1995, he was elected Chairman of the Board of the Company and Vice Chairman of the Bank. He also serves as Chairman of the Executive Committee of the Board and on the Bank’s Director Loan and ALCO/Investment Committees. He has been President of Pollard Lumber Company, Inc., a lumber manufacturer located in Appling, Georgia since 1995. He is a native of Appling, Georgia, and attended Harlem High School. He also attended the University of Georgia, receiving his Bachelor of Science degree in Forest Resources. Mr. Pollard has served as a board member of the Georgia Forestry Commission, the Southeastern Lumber Manufacturers Association, and the Georgia Forestry Association. He currently serves on the Board of Trustees of Westminster Schools and is a member and Deacon of Kiokee Baptist Church in Appling. His business leadership and experience, significant ownership position in the Company, and length and continuity of service as a director particularly qualify him for service on our Board.
Larry S. Prather, Sr. (70) has been a director of the Company since November 2006 and a director of the Bank since January 1993, and was in 1984 was an organizer and became a member of the Board of Directors of FCS Financial Corporation and First Columbia Bank in Martinez, Georgia.  He serves on the Audit Committee and the Bank’s Director Loan Committee. He has been self-employed as the President and owner of Prather Construction Company, Inc., a utility and grading contractor, for over 30 years.  A native of Columbia County, Mr. Prather has served as a member of the Columbia County Board of Education and as Chairman of the Columbia County Board of Commissioners.  He is also a past Chairman of the Development Authority of Columbia County.  Most recently, Mr. Prather has served on the West Lake Country Club Board for the past year.  Mr. Prather is a graduate of Harlem High School and the University of Georgia where he received a B.S. degree in Business Administration. His business leadership and experience, prior bank board experience, and civic involvement particularly qualify him for service on our Board.
Randolph R. Smith, M.D. (65) has been a director and Secretary of the Company since its formation in 1992 and the Bank since it 1988. He was an organizing director of the Bank and serves as Chairman of the Audit Committee and on the Executive and Compensation Committees. Dr. Smith is a specialist in plastic and reconstructive surgery and a member of the medical staff of University Hospital in Augusta, where he has served as Chief of Staff. He is currently Chairman of University Health, Inc., the governing body of University Hospital. He has practiced medicine in the Augusta area since 1978. Prior to that time, Dr. Smith served his residency at the Medical College of Georgia in Augusta and Duke University. He graduated from Richmond Academy in Augusta, received his Bachelor of Science Degree from Clemson University in 1966 and his M.D. degree from the Medical College of Georgia in 1970. Dr. Smith was awarded an honorary doctorate from Clemson in 1997 as well as the Distinguished Service Award by the Clemson Alumni Association in 2007. Dr. Smith is an Augusta, Georgia native and is active in civic and professional associations and has received The Book of Golden Deeds Award from The Exchange Club of Augusta, The Paul Harris Fellowship award by the Rotary Club of Augusta, the Civic Endeavor Award by the Richmond County Medical Society and the Jack A. Raines Humanitarian Award presented by the Medical Association of Georgia for 1999. In 2001, Dr. Smith received the Pride in the Profession Award by the American Medical Association. Additionally, he was recognized by the city council of Nowy Sacz, Poland for years of service to Polish patients and education of Polish surgeons. He is past President of the Exchange Club of Augusta and previously served as Senior Warden at St. Paul’s Episcopal Church. Dr. Smith’s professional credentials, involvement with University Hospital, and civic and academic leadership particularly qualify him for service on our Board.

Ronald L. Thigpen (58) has served as Executive Vice President and Chief Operating Officer of the Company and the Bank since October 1997, having joined the Company and the Bank as Chief Financial Officer upon the acquisition of FCS Financial Corporation in December 1992. He was elected to the Board of Directors of both the Company and the Bank in April 1995 and has served as a director of the Thrift since its organization in August 2006. He serves on the Executive Committee. He was previously employed as the President and Chief Executive Officer of FCS Financial Corporation and First Columbia Bank from January 1991 to December 1992. From 1971 through 1990, Mr. Thigpen served Wachovia Bank and its predecessors, in a variety of positions in Augusta, Macon, and Columbus, Georgia. He received his Bachelor of Business Administration degree from Augusta State University in 1973 and is a 1980 graduate of the Graduate School of Retail Bank Management at the University of Virginia. He also graduated from the Graduate School of Banking of the South at Louisiana State University in 1985. He is past Chairman of the Board of Directors of the Financial Managers Society, headquartered in Chicago, Illinois. He is a former director of the Georgia Bankers Association, having served from 1992 to 1995. He is a former board member of the Development Authority of Columbia County and is past Chairman. He is a former member and Chairman of the Columbia County Georgia Planning Commission. He currently serves as Chairman of the Board of Directors of the CSRA Alliance for Fort Gordon. Mr. Thigpen is a former Chairman of the Augusta Metro Chamber of Commerce. He is a member of the Hephzibah Agricultural Club and Wesley United Methodist Church. In 2006, Mr. Thigpen was elected to a four year term on the Columbia County, Georgia Board of Commissioners and currently serves as Vice Chairman. His extensive banking experience, particularly with the Company and the Bank,; the growth and financial performance of the Company during his tenure; and his industry and civic leadership particularly qualify him for service on our Board.
John W. Trulock, Jr. (63) has been a director of the Company and the Bank since April 1995. He serves as Chairman of the Bank’s Trust Committee and is a member of the Bank ALCO/Investment Committee. Mr. Trulock is an agent for Mass Mutual Financial Group and is a Partner of ECP Benefits, LLC. He has been active in the insurance business since 1981. He was born in Thomasville, Georgia and was raised in Augusta. He attended Augusta State University and is a graduate of the University of Georgia, Athens, Georgia. Mr. Trulock is a past President of the Exchange Club of Augusta, the Augusta State University Alumni Association, Garden City Lions Club, and the Boys and Girls Club of Augusta as well as past Chairman of the Augusta State University Foundation. He is a member of Covenant Presbyterian Church where he has served as Deacon, Elder, and Trustee. Mr. Trulock’s insurance expertise, length and continuity of service as a director, and community leadership particularly qualify him for service on our Board.
Executive Officers
In addition to our President and Chief Executive Officer, R. Daniel Blanton, and our Executive Vice President and Chief Operating Officer, Ronald L. Thigpen, each of whose biographical information is provided above, we have designated the following person as an executive officer of the Company, as such term is defined in Rule 405 of the Securities Exchange Act of 1933, as amended.
Darrell R. Rains (53) has been Group Vice President and Chief Financial Officer of the Company and Bank since October 2005 and of the Thrift since its organization in August 2006. Mr. Rains served as Executive Vice President–Regional Financial Officer for Regions Bank from 1998 to 2005.  In that capacity, he was responsible for financial oversight and operational issues of 11 unit banks aggregating approximately $3.3 billion in assets in a geographic region covering North Carolina, South Carolina, Virginia and the Central Savannah River Area portion of Georgia. From 1989 to 1998, Mr. Rains served as Executive Vice President and Chief Financial Officer for Palfed, Inc. and subsidiaries, including Palmetto Federal Savings Bank of South Carolina, FSB.  In that capacity, he was responsible for accounting, data processing, operations, treasury, and investor relations for the $700 million organization. He received his Bachelor of Science in Business Administration from the University of South Carolina–Aiken in 1979. He is a South Carolina licensed CPA, a member of the American Institute of CPAs, the South Carolina Association of CPAs, the Financial Managers Society and the South Carolina Bankers Association. He currently assists the Aiken Chapter of the American Heart Association in its fundraising efforts.

BOARD LEADERSHIP STRUCTURE AND RISK OVERSIGHT
The Company’s Board of Directors utilizes a leadership structure with separate positions for Chairman and Chief Executive Officer. The Company has chosen to separate the positions of Chairman and Chief Executive Officer in order to clearly distinguish between the duties and responsibilities of the Board of Directors and those of the Chief Executive Officer. The role of Chairman is to provide the leadership of the Board of Directors that results in an effective functioning of the Board as it determines the strategic plans and policies for the Company. The Company views the position of Chief Executive Officer as distinct and separate from the Board as it is the organizational position that is primarily responsible for carrying out the strategic plans and policies as established by the Board of Directors. The Chief Executive Officer reports to the Board of Directors. The Company does not have a designated lead independent director, as the Chairman functions in that capacity.
The Company’s Board of Directors maintains a key role in the oversight of risk. The Board administers its risk oversight function by having directors chair specific committees that oversee the aspects of the Company’s operations that present significant risk management issues. These committees are the Audit Committee, chaired by Dr. Randolph R. Smith, the Directors Loan Committee, chaired by William J. Badger, the ALCO/Investment Committee chaired by E. G. Meybohm and the Compensation Committee chaired by Warren A. Daniel. Additional risk management is provided by the Company’s Internal Auditor and the firm Porter, Keadle and Moore (who is engaged annually to provide overall risk assessment and internal control reviews), both of which report directly to the Audit Committee.
MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS
The Company’s Board of Directors has an Executive Committee, Audit Committee, and Compensation Committee. Individual members of the Company’s Board of Directors also chair the Bank’s Directors Loan Committee and the Bank’s ALCO/Investment Committee. The Board of Directors of the Company held 7 meetings; the Board of Directors of the Bank held 12 meetings and the Board of Directors of the Thrift held 12 meetings during 2009. All of the directors of the Company attended at least 75% of such meetings and the meetings of each committee on which they served. The Company does not have a policy regarding director attendance at shareholders’ meetings. All of the Company’s directors then serving on the Board attended the 2009 Annual Meeting of Shareholders.
Executive Committee. The Executive Committee is responsible for making recommendations to the Board on a variety of matters. The Executive Committee’s members include: Robert W. Pollard, Jr., Chairman, R. Daniel Blanton, William J. Badger, Warren A. Daniel, Edward G. Meybohm, Randolph R. Smith, M.D. and Ronald L. Thigpen. The Executive Committee did not meet in 2009, as the Board determined that in view of the continuing environment of economic uncertainty warranted full Board consideration of matters that might otherwise be delegated to the Executive Committee.
Audit Committee. The Audit Committee meets, at a minimum, quarterly prior to the regular Bank Board meeting and functions as a joint committee of the Company and the Bank. The Audit Committee met six times in 2009. The Thrift has a separate Audit Committee to address issues specific to the Thrift and met two times in 2009. Additional meetings are scheduled as needed to carry out its activities. The Audit Committee has the responsibility of reviewing the Company’s consolidated financial statements, evaluating accounting functions and internal controls, assuring compliance with and reviewing reports of regulatory authorities, and determining that all audits and examinations required by law are properly performed. The Committee selects and oversees the Company’s independent auditors for the next fiscal year, pre-approves all audit and allowable non-audit fees, reviews and approves the internal auditors’ audit and internal controls program, and reviews with the independent auditors the results of the annual audit and management’s response thereto. Each member of the Audit Committee is independent pursuant to Rule 10A-3(b)(1) under the Securities Exchange Act of 1934 (the “Exchange Act”) and Rule 4200(a)(15) promulgated by the Nasdaq Stock Market. The Committee does not include an “audit committee financial expert,” as that term is defined in the Exchange Act regulations. The Board has considered the qualifications of the members and has determined that they possess the skills necessary to review and analyze the Company’s financial statements and processes and to fulfill their other duties in accordance with the terms of the Audit Committee Charter. As a result, the Board has determined that the absence of an audit committee financial expert will not adversely affect the Committee’s performance of its duties and responsibilities. Audit Committee members are Company directors Randolph R. Smith, M.D., Chairman, William J. Badger, W. Marshall Brown, Patrick D. Cunning, Larry S. Prather, and Bank director R. Joseph Pollock. The Audit Committee met 6 times during 2009. See “Audit Committee Report” for additional information.
Compensation Committee. The Compensation Committee establishes compensation programs and levels for the Chief Executive Officer and the Chief Operating Officer. The Committee also reviews and approves recommendations by the CEO and COO for compensation and incentive awards of the Chief Financial Officer and all other officers and managers of the Company. The Committee does not make individual compensation decisions for other employees. This Committee also functions as a joint committee of the Company, Bank and Thrift Boards of Directors. All of the members of the Committee are independent as determined by Nasdaq Stock Market standards. The Compensation Committee is comprised of Warren A. Daniel, Chairman, William J. Badger, Patrick D. Cunning, W. Marshall Brown, Edward G. Meybohm and Randolph R. Smith, M.D. The Compensation Committee held three meetings during 2009.
Directors Loan Committee. The Bank Directors Loan Committee oversees the lending function of the Bank and approves all loans in excess of $2 million in loans to one borrower. Additionally, in its risk management oversight role, it reviews periodic reports on asset quality to include delinquency reports, overdraft reports, classified/watch rated loans report, Allowance for Loans and Lease Losses Analysis, Loan Concentration Reports, Impaired Loans Report, Other Real Estate and Loans Charged Off Report. In light of the current economic environment, the Committee established the Special Assets Committee as a subcommittee in late 2009. The members of the Special Assets Committee meet with management and review its activities related to the management of problem loans and Other Real Estate. The Directors Loan Committee includes Company and Bank directors and is comprised of William J. Badger, Chairman, Braye C. Boardman, Warren A. Daniel, E. G. Meybohm, Robert W. Pollard, Jr. and Larry S. Prather. The Special Assets Committee is comprised of William J. Badger, Chairman and Warren A. Daniel. The Directors Loan Committee held 20 meetings in 2009 and the Special Assets Committee met twice.
ALCO/Investment Committee. The Bank ALCO/Investment Committee oversees the asset and liability management function, the investment portfolio of the Bank, and interest rate risk. In its risk management oversight role, it reviews periodic reports on holdings in the investment portfolio, investment transactions, investment strategy, interest rate forecasts, interest rate risk analysis, wholesale borrowings, balance sheet management, liquidity, non-core funding dependency and policy compliance. The Committee includes Company and Bank directors and is comprised of E. G. Meybohm, Chairman, Warren A. Daniel, Grey B. Murray, Robert W. Pollard, Jr., Milton Ruben and John W. Trulock, Jr. The ALCO/Investment Committee met five times in 2009.
The Thrift also maintains the same structure, with both a Directors Loan Committee and an ALCO/Investment Committee.
DIRECTOR COMPENSATION
Directors of the Company and the Bank who are not employees of the Company or the Bank receive a fee for their service on the Boards of the Company and the Bank equal to $350 for each such Board meeting attended. In addition, non-employee Directors are paid a $350 fee for each Company or Bank Board committee meeting attended. Directors of the Company are also paid a monthly retainer of $800. The Chairman who presides over each respective meeting is paid a $450 fee (as opposed to $350) for each meeting. Directors who are Company or Bank employees receive no compensation for their service on the Company and Bank Boards or their committees. Directors of the Thrift will receive a $250 fee for each Thrift Board meeting attended in 2010, as the Thrift has achieved profitability.

The following table sets forth the compensation paid by the Company and its subsidiaries to the Company’s directors who are not named in the Summary Compensation Table found elsewhere in this proxy statement.
2009 DIRECTORS COMPENSATION TABLE

					Change
					in Pension
					Value and
					Nonqualified
				Non-Equity	Deferred
	Fees Earned or			Incentive Plan	Compensation	All Other
	Paid in Cash	Stock Awards	Option Awards	Compensation	Earnings	Compensation	Total
Name	($) Note 1	($)	($)	($)	($)	($)	($)
William J. Badger	$29,250	$0	$0	$0	$0	$0	$29,250

Marshall Brown	$15,550	$0	$0	$0	$0	$0	$15,550

Patrick D. Cunning	$12,400	$0	$0	$0	$0	$0	$12,400

Warren A. Daniel	$27,050	$0	$0	$0	$0	$0	$27,050

Edward G. Meybohm	$27,050	$0	$0	$0	$0	$0	$27,050

Robert W. Pollard, Jr.	$25,100	$0	$0	$0	$0	$0	$25,100

Randolph R. Smith	$19,550	$0	$0	$0	$0	$0	$19,550

John W. Trulock, Jr.	$36,000	$0	$0	$0	$0	$0	$36,000

Larry S. Prather, Sr.	$24,300	$0	$0	$0	$0	$0	$24,300

Note 1 —	Includes purchases of Company stock at fair market value under the Directors Stock Purchase Plan as follows: Mr. Badger: $7,200; Mr. Daniel: $2,200; Dr. Smith: $2,000; and Mr. Prather: $2,000.
EXECUTIVE COMPENSATION
Overview
The Company’s Compensation Committee (the “Committee”) is responsible for making decisions to ensure that competitive and fair compensation is provided to the Company’s officers in order to recruit and retain quality personnel. The composition and independence of the Committee is discussed above under “Meetings and Committees of the Board of Directors—Compensation Committee.” This information below reflects the Company’s executive compensation philosophy with respect to the Named Executive Officers (as defined and listed in the Summary Compensation Table below), as implemented by the Committee and ratified by the Company’s Board of Directors. In the Committee’s view, no compensation policy or practice for any employee of the Company, Bank and Thrift contributes to the creation of risks that are reasonably likely to have a material adverse effect on the Company.
Responsibility and Process
Policy and decision-making authority relating to compensation of the Company’s executives rests with the Compensation Committee, which may not delegate its authority. No officers of the Company sit on the Committee, nor do any officers have a role in determining executive compensation except that the Chief Executive Officer (“CEO”) and Chief Operating Officer (“COO”) make recommendations for compensation of the Chief Financial Officer (“CFO”) individually and for all other officers and managers. The Committee reports its decisions to the full Board, but its decisions are not subject to full Board approval. The Committee does not have a charter and generally meets 3-6 times per year or as needed to perform its duties. The Committee formally reviews the compensation paid to executive officers prior to their initial hire and thereafter in January or February of each year. The Committee also negotiates the terms of the executive contracts referred to in “Employment Agreements” below.

Since 2003, the Committee has engaged a consulting firm, Executive Benefits Specialists, LLC of Birmingham, Alabama (“EBS”), to provide annual comparisons of total compensation of the CEO and COO to that of CEOs and executive officers of a peer group of holding companies. The peer group may change from year to year and is generally jointly determined by the Committee and EBS. The comparisons relate to base salary, bonuses, equity and non-equity incentive plan compensation, retirement benefits and terms and conditions of employment contracts. The Committee has historically used this data to compare annual compensation of the CEO and COO to the annual compensation of CEOs and executive officers in the peer group. It should be noted that the extraordinary economic conditions in 2008 and 2009 have made peer group comparisons less meaningful due to the significant reduction in overall financial performance and in some cases failure of peer group members.
Objectives
The Committee oversees an integrated compensation program having several elements as discussed below. With respect to each element of executive compensation, the Committee has the objectives of providing the Company, its staff and the communities it serves with consistent long-term leadership of the highest quality possible while maximizing shareholder value. Its general philosophy is to provide a balanced compensation program designed to attract and retain top management talent, align their long-term interests with those of the shareholders, provide annual cash incentives that reward attainment of specific annual corporate performance goals, and provide incentives to retain executives through retirement income and employment contracts.
What the Compensation Program is Designed to Reward
The executive compensation programs for the CEO and COO are designed to reward: (1) long term appreciation of share price, (2) current financial performance related to attaining and exceeding budget, (3) setting and executing the strategic direction of the Company in the midst of an extraordinary economic environment, (4) satisfactory achievement of regulatory compliance for, financial reporting and regulatory examinations, and (5) building and maintaining a positive reputation of the Company as a community oriented bank. The primary objectives for the CFO in 2009 included, among other things, ensuring accurate and timely financial reporting, a well planned budget process and implementation of a financial forecasting model, appropriate overall risk management with continued improvement in the Sarbanes-Oxley process for the Company, pursuing overall improved operating efficiency for the Bank and supporting the achievement of net income objectives for the Thrift.

Elements of Compensation
The elements of compensation currently considered by the Committee are: (1) base salary, (2) cash bonuses, (3) long-term incentive plan (equity option) awards, (4) performance-based non-equity incentive plan awards, (5) non-qualified defined benefit plan compensation (retirement benefits), (5) employment and change in control contracts and (6) matching contributions under the Company’s non-discriminatory 401(k) plan. The Committee utilizes each of these elements because it believes each element contributes to a balanced and fair compensation program that result in the attraction and retention of key executives along with producing the desired performance of the Company. The amount, relative proportion of, and basis for each element of compensation is presented in the Summary Compensation Table below:
For 2009, the Committee increased base salaries for the CEO, COO and CFO and certain other key executives in order to allocate a larger portion of total compensation to a fixed payment and a smaller portion to contingent compensation that could encourage risk. For 2009, base salaries for Messrs. Blanton, Thigpen and Rains were set at $350,400, $326,400 and $185,900, respectively. Given the continuing difficult economic environment, the Committee determined that 2010 base salaries for Messrs. Blanton, Thigpen and Rains would remain at the same level as in 2009.
In view of current market conditions and the Company’s 2009 performance, the Committee did not award cash bonuses, stock options, or non-equity plan incentive compensation to the CEO, COO or CFO for 2009. In 2009, the Committee revised the Company’s non-equity incentive plan to eliminate aspects that could contribute to or create risks that could materially adversely affect the Company. As a result, the annual cash performance incentive for the CEO, COO and CFO is based solely on the Company’s attainment of budgeted net income, which is set by the Board. The amount of the cash incentive will be determined based on the Company’s actual return on average equity for the year in question. For example, if the Company attains its budgeted net income for 2010 and the resulting return on average equity for that year is 6.39%, the executive’s cash incentive payment would be equal to 6.39% of his base salary.
The Company continued to maintain its Non-Qualified Defined Benefit Plan as a retirement benefit for its CEO, COO and CFO. The Committee believes that this plan provides a long-term incentive that encourages retention of key executives while minimizing compensatory risks to the Company. Earnings under the plan attributable to named executive for 2009 are set forth in the Summary Compensation Table.
The Committee believes that in the current economic and regulatory environment, the foregoing compensation structure encourages and rewards the individual performance measures necessary to achieve the desired financial performance of the Company while mitigating compensation-driven risks.
Employment Agreements
In order to attract, retain and enhance the continuity of management, the Committee determined that it was appropriate to provide certain protections to the executive officers in the event of a change of control and other events. Accordingly, the Company has entered into employment agreements that provide as follows:
Employment Agreement with Mr. Blanton. In December 2008, the Company amended and renewed the Employment Agreement of Mr. Blanton, President and Chief Executive Officer of the Company, which was originally entered into January 1, 2000. The Employment Agreement is for a term of three years and is renewable annually for additional terms of three years each year upon approval of the Committee. As a result, Mr. Blanton’s Employment Agreement currently expires in 2012. The base salary is set by the Committee annually. During 2009, the Company paid Mr. Blanton a base salary of $350,400 under this agreement and will pay him the same base salary of $350,400 for 2010.

Pursuant to the Employment Agreement, Mr. Blanton is also entitled to an annual incentive award in an amount to be determined by the Committee and will be eligible to participate in the Company’s long-term incentive plans. In the event of a change in control (as defined in the Employment Agreement), Mr. Blanton will be entitled to a cash payment equal to two times his average base salary plus cash bonuses paid during the last three years. All or a portion of such payment may not be deductible to the Company as a result of Section 280G of the Internal Revenue Code. In the event it is determined that the payment would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then the executive is entitled to receive an additional “Gross-Up Payment.
In the event that Mr. Blanton’s employment is terminated as a result of his death or permanent disability, the Company will pay his estate, or him, as the case may be, an amount equal to six months of his then current base salary. If Mr. Blanton’s employment is terminated by the Company without “cause” (as defined in the Employment Agreement) he will be entitled to continue to receive his base salary for the longer of two years or the remaining term of the Agreement. He will also be entitled to continuing medical coverage for up to two years at the Company’s expense. If, following a change in control, Mr. Blanton is (i) required to relocate a distance greater than 35 miles, (ii) required to accept a reduction in the rate of his base salary or annual incentive compensation (as defined in the Employment Agreement), or (iii) is required to perform duties and occupy a position other than that described in the Employment Agreement, he will be entitled to resign and to receive continuation payments of his total annual compensation benefits for a period equal to the greater of two years or the remaining term of the Employment Agreement and to receive continuing medical coverage for up to two years. The Employment Agreement provides that upon termination of employment, for the longer of 24 months or the remaining term of the agreement, Mr. Blanton will not compete with the Bank within a 25 mile radius of the principal office of the Bank and will not solicit, divert or hire away to any competing business any person employed by the Bank. The agreement also contains covenants by the executive regarding confidentiality of Bank information.
Employment Agreement with Mr. Thigpen. In December 2008, the Company also amended and renewed the Employment Agreement with Mr. Thigpen, which was originally entered into January 1, 2000. The Employment Agreement is for a term of three years and is renewable annually for additional terms of three years each year upon approval of the Committee. This Agreement is for a term expiring in 2012. The base salary is set by the Committee annually. During 2009, the Company paid Mr. Thigpen a base salary of $326,400 under this agreement and will pay him the same base salary of $326,400 for 2010.
Pursuant to the Employment Agreement, Mr. Thigpen is also entitled to an annual incentive award in an amount to be determined by the Compensation Committee and will be eligible to participate in the Company’s long-term incentive plans. In the event of a change in control (as defined in the Employment Agreement), Mr. Thigpen will be entitled to a cash payment equal to two times his average base salary plus cash bonuses paid during the last three years. All or a portion of such payment may not be deductible to the Company as a result of Section 280G of the Internal Revenue Code. In the event it is determined that the payment would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then the executive is entitled to receive an additional “Gross-Up Payment”.
In the event that Mr. Thigpen’s employment is terminated as a result of his death or permanent disability, the Company will pay his estate, or him, as the case may be, an amount equal to six months of his then current base salary. If Mr. Thigpen’s employment is terminated by the Company without “cause” (as defined in the Employment Agreement) he will be entitled to continue to receive his base salary for the longer of two years, or the remaining term of the Agreement. He will also be entitled to continuing medical coverage for up to two years at the Company’s expense. If, following a change in control, Mr. Thigpen is (i) required to relocate a distance greater than 35 miles, (ii) required to accept a reduction in the rate of his base salary or annual incentive compensation (as defined in the Employment Agreement), or (iii) is required to perform duties and occupy a position other than that described in the Employment Agreement, he will be entitled to resign and to receive continuation payments of his total annual compensation for a period equal to the greater of two years or the remaining term of the Employment Agreement and to receive continuing medical coverage for up to two years The Employment Agreement states that upon termination for the longer of 24 months or the remaining term of the agreement, Mr. Thigpen will not compete with the Bank within a 25 mile radius of the principal office of the Bank and will not solicit, divert or hire away to any competing business any person employed by the Bank. The agreement also contains covenants by the executive regarding confidentiality of Bank information.

Employment Agreement with Mr. Rains. On April 30, 2007, the Company entered into an Employment Agreement with Mr. Rains that superseded his earlier Change in Control Agreement. The Employment Agreement had an initial term that expired on December 31, 2009 and was renewable annually for additional terms of three years each upon approval of the Committee. In December 2008, the Committee also amended and renewed Mr. Rains’s Employment Agreement. This Agreement is for a term expiring in 2012. The base salary is set by the Committee annually. The Company paid Mr. Rains a base salary of $185,900 for 2009 and will pay him the same base salary of $185,900 for 2010.
Pursuant to the Employment Agreement, Mr. Rains is also entitled to an annual incentive award in an amount to be determined by the Compensation Committee and will be eligible to participate in the Company’s incentive plans. If Mr. Rains terminates his employment with the Company for “good reason” (as defined in the Employment Agreement) or is terminated involuntarily without “cause” (as defined in the Employment Agreement) within 24 months following a change in control, he will be entitled to receive two times the sum of (i) his base salary then in effect plus (ii) his average annual cash bonuses paid during the three years prior to the change in control. All or a portion of such payment may not be deductible to the Company as a result of Section 280G of the Internal Revenue Code. In the event it is determined that the payment would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then the executive is entitled to receive an additional “Gross-Up Payment”.
In the event of Mr. Rains’ permanent disability, the Company may not effect a termination of his employment for a period of at least six months. Upon his death, no amounts other than payments otherwise due under the Agreement are due. If Mr. Rains’s employment is terminated by the Company without cause, he will be entitled to continue to receive his base salary and bonus entitlement (calculated based on his average bonus over the prior three years) for the remaining term of the Employment Agreement, although he will not be entitled to those payments if he provides services to a competing business. For a period of 12 months following the termination of his employment without cause (either by Mr. Rains or by the Company), Mr. Rains may not compete with the Bank within its defined business area. In addition, for a period of 24 months following termination of his employment with or without cause or as a result of a change in control as described in the agreement, Mr. Rains may not solicit, divert or (in the case of employees) hire away to any competing business any customer or employee of the Bank. The agreement also contains covenants by the executive regarding confidentiality of Bank information.
Summary Compensation Table.
Listed below is the total compensation paid by the Company and its subsidiaries during 2008 and 2009 to the named person(s) for their respective services in all capacities, specifically setting forth the compensation to the President and Chief Executive Officer (who is also the Company’s Principal Executive Officer), the Executive Vice President and Chief Operating Officer, and the Chief Financial Officer (who is also the Company’s Principal Financial Officer) (collectively, the “Named Executive Officers.”). The Board has designated these individuals as the Company’s executive officers for purposes of the filing and disclosure requirements promulgated under the Securities Act of 1934, as amended, including but not limited to the filing of reports under Section 16 of such Act.

2009 SUMMARY COMPENSATION TABLE

							Change in
							Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
				Stock		Incentive Plan	Compensation	All Other
				Awards	Option	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	Salary ($)	Bonus ($)	($)	Awards ($)	($) Note 1	($) Note 2	($) Note 3	($)
R. Daniel Blanton —	2009	$350,400	$0	None	$0	$0	$230,478	$7,350	$588,228
Director, President and Chief Executive Officer	2008	$292,000	$45,000	None	$0	$0	$142,951	$14,164	$494,115

Ronald L. Thigpen —	2009	$326,400	$0	None	$0	$0	$201,692	$7,350	$535,442
Director, Executive Vice President and Chief Operating Officer	2008	$272,000	$45,000	None	$0	$0	$128,327	$14,074	$459,401

Darrell R. Rains — Group	2009	$185,900	$0	None	$0	$0	$27,437	$6,084	$219,421
Vice President and Chief Financial Officer	2008	$169,000	$16,900	None	$6,680	$0	$14,184	$10,278	$217,042

Note 1.	Non-Equity Incentive Plan awards are cash payments based upon the attainment of performance targets communicated to the executives at the beginning of that year. See “—Elements of Compensation .”

Note 2.	Represents the change in the actuarial present value of the accumulated benefit under the Company’s Non-Qualified Defined Benefit Plan.

Note 3.	Represents the annual 401(k) contribution of the Company in the amount of $7,350 for Mr. Blanton, $7,350 for Mr. Thigpen and $6,084 for Mr. Rains.
Outstanding Equity Awards at Fiscal Year End
The following table sets forth the equity awards (all of which are incentive stock options granted under the Southeastern Bank Financial Corporation 2000 Long Term Incentive Plan) held by the Named Executive Officers at December 31, 2009. The Compensation Committee approved the grants of incentive stock options described below.
2009 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

	Option Awards					Stock Awards
									Equity
									Incentive
			Equity					Equity Incentive	Plan Awards:
			Incentive					Plan Awards:	Market or
			Plan Awards:				Market	Number of	Payout Value
	Number of	Number of	Number of			Number of	Value of	Unearned	of Unearned
	Securities	Securities	Securities			Shares or	Shares or	Shares, Units	Shares, Units
	Underlying	Underlying	Underlying			Units of	Units of	or Other	or Other
	Unexercised	Unexercised	Unexercised	Option		Stock That	Stock That	Rights That	Rights That
	Options	Options	Unearned	Exercise	Option	Have Not	Have Not	Have Not	Have Not
	(#) Note 1	(# )	Options	Price	Expiration	Vested	Vested	Vested	Vested
Name	Exercisable	Unexercisable	(#)	($) Note 2	Date	(#)	($)	(#)	($)
R. Daniel Blanton — Director, President and Chief Executive Officer	8,800	—	—	$23.91	10/15/2013	—	—	—	—

Ronald L. Thigpen —	12,360	—	—	$13.68	1/29/2012	—	—	—	—
Director, Executive Vice	7,260	—	—	$17.56	1/28/2013	—	—	—	—
President and Chief Operating Officer	8,800	—	—	$23.91	10/15/2013	—	—	—	—

Darrell R. Rains — Group	8,800	2,200	—	$38.18	11/2/2015	—	—	—	—
Vice President and Chief Financial Officer	440	660	—	$29.32	1/29/2018	—	—	—	—

Note 1.
All options granted are incentive stock options and are exercisable equally over a five-year vesting period beginning on the date of the grant (November 2, 2005 and January 29, 2008 in the case of Mr. Rains). All options become immediately exercisable in the event of a change in control of the Company. These options were granted for a term of ten years, subject to earlier termination in certain events related to termination of employment. As a result, the date of grant for the indicated options is 10 years prior to its expiration date.

Note 2.	Exercise price is the fair market value of the common stock on the date of grant.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information as of March 17, 2010, with respect to the Company’s directors, director nominees, the Named Executive Officers, shareholders known to the Company to own 5% or more of the Company’s common stock, and all current directors and executive officers of the Company as a group. Percentage calculations are based on 6,673,352 shares issued and outstanding. An asterisk (*) indicates ownership of less than one percent of the outstanding common stock.

	Position(s) with the	Number of shares		Percentage of
Name and Address	Company (1)	Beneficially Owned		Ownership
William J. Badger	Director	98,158	(2)	1.47%

R. Daniel Blanton	Director, President and Chief Executive Officer	540,089	(3)	8.09%
3530 Wheeler Road	Executive Officer
Augusta, Georgia 30909

W. Marshall Brown	Director	6,227	(4)	*

Patrick D. Cunning	Director	6,660	(5)	*

Warren A. Daniel	Director	53,039	(6)	*

Edward G. Meybohm	Vice Chairman of the Board of the Company and	291,822	(7)	4.37%
	Chairman of the Board of the Bank

Robert W. Pollard, Jr.	Chairman of the Board of the Company, Vice	577,626	(8)	8.65%
5863 Washington Road	Chairman of the Board of the Bank
Appling, Georgia 30802

Larry S. Prather	Director	47,192	(9)	*

Darrell R. Rains	Group Vice President and Chief Financial Officer	14,400	(10)	*

Randolph R. Smith, MD	Director	322,448	(11)	4.83%
1348 Walton Way Suite 6300 Augusta, Georgia 30901

Ronald L. Thigpen	Director, Executive Vice President and Chief	82,097	(12)	1.23%
	Operating Officer

John W. Trulock, Jr.	Director	3,594		*

All current executive officers and directors as a group (12 persons)		2,043,352	(13)	30.62%

Other Beneficial Owners of Greater than 5% of the Company’s Common Stock

RWP, Sr., Enterprises, LLLP (14)		1,017,742		15.25%
5863 Washington Road Appling, GA 30802

Levi A. Pollard		506,991	(15)	7.60%
3310 Scotts Ferry Road Appling, Georgia 30802

*	Represents less than one percent of the outstanding shares.

1.	See “Election of Directors” for information regarding positions with the Bank and the Thrift.

2.	Includes 28,208 shares held in Mr. Badger’s IRA and 3,216 shares held by Mrs. Badger and 13,333 shares pledged as collateral.

3.
Includes 6,615 shares held in Mr. Blanton’s IRA, 221,244 shares held by Mr. Blanton’s wife, 26,234 shares held in Mr. Blanton’s wife’s IRA, 7,537 shares held jointly with Mr. Blanton’s wife, 96,738 shares held in trust by Mr. Blanton’s wife as trustee for their minor children, 1,738 shares held by Mr. Blanton as custodian for his minor children, 31,961 shares held in Mr. Blanton’s children’s name and 8,800 shares in exercisable options.

4.	Includes 1,000 shares held in Mr. Brown’s IRA.

5.	Includes 2,200 shares in exercisable options and 1,133 in Mr. Cunnings IRA.

6.	Includes 23,569 shares held in Mr. Daniel’s IRA.

7.	Includes 67,731 shares held in an IRA plan as to which Mr. Meybohm is a beneficiary.

8.	Includes 4,466 shares held by Mr. Pollard’s wife, 160,440 shares held in trust for their minor children, 36,023 shares held by Mr. Pollard’s children and 10,575 shares held in Mr. Pollard’s IRA.

9.	Includes 20,061 shares held in Mr. Prather’s IRA, 440 shares held in a partnership, 880 shares held in Mr. Prather’s name as custodian for grandchild and 550 shares held by Mr. Prather’s wife.

10.	Includes 4,400 shares in exercisable options and 2,850 shares held in Mr. Rains IRA.

11.	Includes 79,464 shares held in a pension and profit sharing plan as to which Dr. Smith is a beneficiary and 15,094 shares held in Dr. Smith’s IRA.

12.	Includes 16,517 shares held in Mr. Thigpen’s IRA, 37,160 shares held jointly with Mr. Thigpen’s wife and exercisable options for 28,420 shares.

13.	Includes 41,820 shares subject to exercisable options.

14.
RWP, Sr. Enterprises LLLP is a family limited partnership with four general partners: Robert W. Pollard, Jr.; Levi A. Pollard, V; Patricia P. Blanton; and Lynn Pollard Nickerson. All voting, dispositive and other activities by the partnership are taken by majority vote of the general partners, and each general partner has equal voting rights.

15.	Includes 45,094 shares held in trust for Mr. Pollard’s children and 770 shares held in trust for Mr. Pollards’ niece and nephews and 31,302 shares held in Mr. Pollard’s children’s names.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
The Company and the Bank have had, and expect to have in the future, banking and other business transactions in the ordinary course of business with directors and officers of the Company and Bank and their related interests, including corporations, partnerships or other organizations in which such officers or directors have a controlling interest, on substantially the same terms (including price, or interest rates and collateral) as those prevailing at the time for comparable transactions with unrelated parties. Such transactions have not and will not involve more than the normal risk of collection nor present other unfavorable features to the Company or the Bank.
Loans outstanding to officers, directors and affiliates totaled $35.9 million and aggregated 38.2% of the Company’s shareholders’ equity at December 31, 2009. Deposit accounts with officers, directors and affiliates of the Company and the Bank totaled $20.3 million at December 31, 2009.
The Company’s Board of Directors has adopted a policy regarding approval of related party transactions. This policy augments, but does not replace, the regulatory requirements for review and approval of affiliate transactions under Regulation O and the Company’s loan policy. Under the policy, a “Related Party Transaction” is a transaction, arrangement or relationship in which the Company (or a subsidiary) and a related party (as defined below) participate and in which the amount involved exceeds $100,000. A “Related Party” is a director, director nominee, executive officer, 5% shareholder, immediate family member of any of the foregoing persons, or any business entity in which any of these persons is employed as a general partner, principal or similar position or holds at least a 5% beneficial ownership interest. Directors, director nominees, executive officers and 5% shareholders are required to submit to the Company’s Chief Financial Officer a list showing his or her immediate family members, employer, significant business interests and charitable or nonprofit organizations with which he or she is directly involved. The following types of Related Party Transactions will be deemed to be pre-approved by the Audit Committee:
•	employment of executive officers if their compensation is required under SEC rules to be reported in the Company’s annual proxy statement.

•	director compensation if it is required under SEC rules to be reported in the Company’s annual proxy statement.

•
transactions with other companies with which a Related Party’s only relationship is as a director, non-executive officer employee, or less than 10% shareholder so long as the aggregate amount involved does not exceed the greater of $100,000 or a significant percentage of that company’s total annual revenues.

•
charitable contributions to an entity with which a Related Party’s only relationship is as a director or non-executive officer employee so long as the aggregate amount involved does not exceed the lesser of $100,000 or a significant percentage of the organization’s total annual receipts.

•	bank depositary services.

•	transactions in which all shareholders receive proportional benefits.
Before entering into the Related Party Transaction, the Related Party or person at the Company responsible for the potential transaction must notify the Chief Financial Officer of the material facts and circumstances of the proposed transaction. The Chief Financial Officer will then determine whether the transaction is a Related Party Transaction to which standing pre-approval applies. If it is, the transaction will be deemed approved. If it is not, the Chief Financial Officer will submit it to the Audit Committee for approval at its next meeting or to the Audit Committee Chair, who is authorized to act on requests requiring earlier approval. The Audit Committee or Chair will consider the relevant facts and circumstances, including the benefits to the Company, impact on director independence, terms of the transaction and the terms available to unrelated third parties generally, in determining whether to approve the transaction. The Audit Committee or Chair may also ratify Related Party Transactions that were not previously approved or ratified under the policy and is required to review, during the first quarter of each fiscal year, all previously approved or ratified related party transactions that are then ongoing.
On May 14, 2009, the Company issued to R.W. Pollard Enterprises, LLLP (the “Holder”) a subordinated debenture in the principal amount of $2,946,646. The debenture is unsecured, bears interest at a rate of 8% per annum, payable quarterly, matures on the five-year anniversary of the date of issuance, and is callable at the Company’s option at a redemption price equal to the outstanding principal amount plus accrued but unpaid interest beginning on the three-year anniversary of issuance. The principal may be accelerated upon the assignment for the benefit of creditors, bankruptcy, insolvency, or receivership of the Company. The debenture was issued to the Holder in a private placement exempt from registration under Rule 506 of the Securities Act of 1933, as amended. The general partner of the Holder is the Jennie F. Pollard Irrevocable Gifting Trust, the trustee of which is Robert W. Pollard, a director of the Company. The terms of the debenture were approved by the disinterested directors of the Company.
AUDIT COMMITTEE REPORT
The Audit Committee of the Board is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls. The Audit Committee is composed of six directors, each of whom is independent as such term is defined by Rule 4200 (a) (15) of the National Association of Securities Dealers’ listing standards. The Audit Committee operates under a written charter approved by the Board of Directors. A copy of the charter is not posted on the Company’s website, but was attached as Appendix A to its proxy statement for the 2008 annual meeting of shareholders and has not since been materially amended. Dr. Smith and Messrs. Badger, Brown, Cunning and Prather are members of the Company’s Board of Directors and Mr. Pollock is a member of the Bank’s Board of Directors.

Management is responsible for establishing and maintaining effective internal controls over financial reporting in conformity with accounting principles generally accepted in the United States of America as well as certifying that the consolidated financial statements present fairly in all material respects, the financial condition results of operations and cash flows of the Company. The independent accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.
In connection with these responsibilities, the Audit Committee met with management and the independent accountants to review and discuss the Company’s consolidated financial statements as of and for the year ended December 31, 2009. The Audit Committee also discussed with the independent accountants the matters required by Statement on Auditing Standards No. 61 (Communications with Audit Committees). The Audit Committee also received written disclosures from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent accountants that firm’s independence.
The Audit Committee has also reviewed Management’s Report on Internal Control over Financial Reporting. That report reflects the conclusion of Management that internal controls over financial reporting as of December 31, 2009 was effective. In its meeting with the independent accountants; the Audit Committee discussed and accepted their report, which contained the opinion that the Company maintained effective internal control over financial reporting as of December 31, 2009.
Based upon the Audit Committee’s discussions with management and the independent accountants, and the Audit Committee’s review of the representations of management and the independent accountants, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K as of and for the year ended December 31, 2009 to be filed with the Securities and Exchange Commission.

Randolph R. Smith, M.D., Chairman	William J. Badger	Larry S. Prather
W. Marshall Brown	Patrick D. Cunning	R. Joseph Pollock
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934, as amended, and regulations of the Securities and Exchange Commission thereunder require the Company’s executive officers and directors and persons who own more than ten percent of the Company’s Common Stock, as well as certain affiliates of such persons, to file reports of initial ownership of the Company’s Common Stock and changes in such ownership with the Securities and Exchange Commission. Executive officers, directors and persons owning more than ten percent of the Company’s Common Stock are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it and written representations that no other reports were required for those persons, the Company believes that, during the fiscal year ended December 31, 2009, all filing requirements applicable to its executive officers, directors, and owners of more than ten percent of the Company’s Common Stock were complied with in a timely manner.
INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
Crowe Horwath LLC, Brentwood, Tennessee, acted as the Company’s principal independent certified public accountants for the fiscal year ended December 31, 2009. The Board of Directors knows of no direct or material indirect financial interest by Crowe Horwath LLC in the Company or of any connection between Crowe Horwath LLC and the Company, in any capacity as promoter, underwriter, voting trustee, director, officer, shareholder or employee.

The following table sets forth the fees billed to the Bank for the fiscal years ended December 31, 2009 and 2008 by Crowe Horwath LLC.

	2009	2008
Audit Fees	$263,500	$269,300
Audit-Related Fees	44,310	42,432
Tax Fees	37,325	27,435
All Other Fees	27,314	35,596

Total Fees	$372,449	$374,763

For 2009, audit-related fees were for out of pocket expenses. All other fees were principally for increased scope of work in the credit review and allowance for loan loss areas, services related to other-than-temporary impairment and SEC comment letter. Tax fees were for services related to the preparations of federal and state corporate tax returns and supporting schedules in addition to the calculations for the Company’s quarterly estimated tax payments.
For 2008, audit-related fees were for out of pocket expenses. All other fees were principally for additional proxy reviews related to the special shareholders meeting in December 2008, discussions regarding TARP, an expanded scope on certain Sarbanes Oxley tests, and review of Form S-8. Tax fees were for services related to the preparations of federal and state corporate tax returns and supporting schedules in addition to the calculations for the Company’s quarterly estimated tax payments.
Audit Committee Review
The Company’s Audit Committee has reviewed the services rendered and the fees billed by Crowe Horwath LLC for the fiscal year ending December 31, 2009. The Audit Committee has determined that the services rendered and the fees billed for the year ended December 31, 2009 that were not related to the audit of the Company’s consolidated financial statements are compatible with the independence of Crowe Horwath LLC as the Company’s independent accountants.
DIRECTOR NOMINATIONS AND SHAREHOLDER COMMUNICATIONS
Director Nominations
The full Board of Directors evaluates and nominates the members of the Board of Directors. The Board has not established a nominating committee because it believes the experience and contacts of, and interaction among, all of the directors with respect to this process provides the best forum for discussion and consideration of potential nominees. The Board has not adopted a formal policy or process for identifying or evaluating nominees, but informally solicits and considers recommendations from a variety of sources, including other directors, members of the community, customers, and shareholders of the Company, and professionals in the financial services and other industries. The Board considers certain skills and character traits that are appropriate for the Company. These include, but are not limited to, the proper temperament for Board duties and responsibilities, collegiality, good judgment, leadership skills, integrity, current and past business experience, experience and knowledge of the Company and the banking industry generally and a commitment to the long-term best interests of the shareholders. While the Company has no formal policy related to diversity, it does acknowledge that diversity of age, gender and specific skills are important when identifying potential nominees. Based on standards established by the Nasdaq Stock Market, current directors independent of management are: William J. Badger, W. Marshall Brown, Patrick D. Cunning, Warren A. Daniel, Edward G. Meybohm, Larry S. Prather, Sr., Randolph R. Smith, M.D. and John W. Trulock, Jr.

The Board will consider shareholder nominations for directors that are made in writing and delivered in accordance with Section 3.8 of the Company’s Bylaws. Under our Bylaws, such nominations must state: (1) the proposed nominee’s name, age and business and residence addresses; (2) the proposed nominee’s principal business or occupation during the past five years; (3) the proposed nominee’s affiliation with or material interest in any person or entity having an interest materially adverse to the Company, and (4) a sworn or certified statement of the shareholder that the proposed nominee has consented to being nominated and that the shareholder believes that the proposed nominee would stand for election and would serve if elected. Section 3.8 of our Bylaws also requires that the notice of the nomination be submitted in writing to the Secretary of the Company at its principal office (currently located at 3530 Wheeler Road, Augusta, Georgia 30909) no later than 14 days before the annual meeting of shareholders or five days after notice of the meeting has been mailed, whichever is later. For the 2010 meeting, nominations will be due on or before April 14, 2010. Nominations not made in accordance with this procedure may be discarded by the chair of the meeting at which the election is to be held, although the chair may also waive all or any part of these requirements for good cause shown.
Shareholder Proposals
To be included in the Company’s annual proxy statement, shareholder proposals not relating to the election of directors must be received by the Company at least 120 days before the one-year anniversary of the mailing date for the prior year’s proxy statement, which in our case would require that proposals be submitted prior to November 25, 2010 for the next year’s annual meeting. The persons named as proxies in the Company’s proxy statement for the meeting will, however, have discretionary authority to vote the proxies they have received as they see fit with respect to any proposals received less than 60 days prior to the meeting date. SEC Rule 14a-8 provides additional information regarding the content and procedure applicable to the submission of shareholder proposals.
Shareholder Communications
Shareholders wishing to communicate with the Board of Directors or with a particular director may do so in writing addressed to the Board, or to the particular director, and sending it to the Secretary of the Company at the Company’s principal office at 3530 Wheeler Road, Augusta, Georgia, 30909. The Secretary will promptly forward such communications to the applicable director or to the Chairman of the Board for consideration at the next scheduled meeting.

SOUTHEASTERN BANK FINANCIAL CORPORATION
3530 Wheeler Road
Augusta, Georgia 30909
PROXY SOLICITED BY
THE BOARD OF DIRECTORS OF SOUTHEASTERN BANK FINANCIAL CORPORATION
FOR THE 2010 ANNUAL MEETING OF SHAREHOLDERS
APRIL 28, 2010
The undersigned hereby appoints J. Pierce Blanchard, Jr. and Tom C. McLaughlin, and each of them, with full power of substitution, proxies to vote the shares of common stock which the undersigned could vote if personally present at the 2010 Annual Meeting of Shareholders of Southeastern Bank Financial Corporation to be held at 4:00 p.m., on April 28, 2010 at the Cotton Exchange Office, 32 Eighth Street, Augusta, Georgia, or at any adjournment thereof.
(1)	Election of Directors:

☐	FOR all nominees listed below	☐	WITHHOLD AUTHORITY TO VOTE
	(except as marked to the contrary)		for all nominees listed below:

William J. Badger	Warren A. Daniel	Randolph R. Smith, M.D.
R. Daniel Blanton	Edward G. Meybohm, Sr.	Ronald L. Thigpen
W. Marshall Brown	Robert W. Pollard, Jr.	John W. Trulock, Jr.
Patrick D. Cunning	Larry S. Prather
(Instruction: To withhold authority to vote for any individual nominee(s), strike a line through the name(s) of such nominee(s))
CONTINUED ON REVERSE
(2)	In their discretion, upon such other matters as may properly come before the meeting and of which the Company does not receive adequate notice prior to the Annual Meeting.
This proxy will be voted in accordance with the direction of the undersigned as marked. If no direction is given, this proxy will be voted “FOR” the nominees listed above, and in the discretion of the proxies as described in clause (2) above.

Dated:	, 2010

Signature(s) of Shareholder

Please sign exactly as name appears hereon. If shares are held jointly each shareholder should sign. Agents, executors, administrators, guardians, trustees, etc. should use full title. If the shareholder is a corporation, please sign full corporate name by an authorized officer.

Please fill in, date and sign the proxy and return in the enclosed postpaid envelope.